Exhibit  17.1

May  10,  2006





To:  The  Board  of  Directors  of  Xtreme  Companies,  Inc.

Gentlemen,

I hereby tender my resignation as Chief Executive Officer of Xtreme Companies, Inc. and as a member of its board of directors to take effect immediately. I have decided to take this time to evaluate my current goals and investigate new opportunities. Thank you for affording me the opportunity to work with the Company. I wish Xtreme Companies, Inc. continued success in all of its endeavors.

Sincerely,

/s/  Kevin  Ryan

Kevin  Ryan

Accepted  by:

/s/  Mike  Novielli

Mike  Novielli
Chairman  of  the  Board  of  Directors,  Xtreme  Companies